EXHIBIT 5





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                                                                       EXHIBIT 5




                      [Letterhead of Loeff Claeys Verbeke]




Chicago Bridge & Iron Company N.V.
P.O. Box 74658
1070 BR Amsterdam
The Netherlands

Amsterdam, 2 April 1997

     Re:  Chicago Bridge & Iron Company N.V.
          Offer of Common Shares Under the Chicago
          Bridge & Iron Management Defined Contribution
          Stock Incentive Plan
          ----------------------------------------------


Dear Sirs:

     We have acted as special counsel on matters of Netherlands law to Chicago Bridge & Iron Company N.V. (the "Company") in connection with the registration of 925,670 shares of Common Shares, par value NLG 0.01 (the "Shares"), issued pursuant to the Chicago Bridge & Iron Management Defined Contribution Stock Incentive Plan. In connection therewith, the Company will file with the United States Securities and Exchange Commission (the "Commission") a Registration Statement on Form S-8 (the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act").

     In rendering this opinion, we have examined and relied upon the following documents:

     1. The Articles of Association (statuten) of the Company as currently in effect, dated 26 March 1997 (the
            "Articles of Association");

     2. An excerpt dated 1 April 1997 of the registration for the Company in the Trade Register of the Chamber of Commerce of Amsterdam;

     3. A copy of the Registration Statement relating to the offering under the Plan, filed with the Commission under the Securities Act;






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and such other documents and such other laws, rules, regulations,  and the like, as we have deemed necessary as a basis for the opinions hereinafter expressed.


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     In the Amsterdam and Rotterdam  offices the  practice is conducted by Loeff
     Claeys Verbeke (Nederland), a professional partnership consisting of private limited liability companies and individuals. A list of partners is available on request. The general conditions of Loeff Claeys Verbeke (Nederland), which provide for limitation of liability, are applicable.





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     Capitalized  terms used but not  defined  herein are used as defined in the
Registration Statement.

     For the purpose of the opinion expressed herein, we have assumed the conformity to the originals of all documents submitted to us as copies.

     Subject to the foregoing, we are of the opinion that the Common Shares are validly issued, fully paid and non-assessable.

     In this opinion Netherlands legal concepts are expressed in English terms and not in their original Dutch terms. The concepts concerned may not be identical to the concepts described by the same English term as they exist under the laws of other jurisdictions. This opinion may, therefore, only be relied upon under the express condition that any issues of interpretation or liability arising thereunder will be governed by Netherlands law and be brought before a Netherlands court.

     This opinion is strictly limited to the matters stated herein and may not be read as extending by implication to any matters not specifically referred to. Nothing in this opinion should be taken as expressing an opinion in respect of any representations or warranties, or other information, contained in the Registration Statement.

     We hereby consent to the fling of this opinion as an exhibit to the Registration Statement and to the references to us in the prospectus in the Registration Statement. In giving such consent, we do not thereby admit that we are within the category of persons whose consent is required under the Securities Act, or the rules and regulations of the Commission thereunder.

Yours faithfully,



/s/  N.R. VAN DE VIJUER                      /s/ R.J.J. LIJDSMAN
-----------------------------                -------------------------
N.R. van de Vijuer                           R.J.J. Lijdsman